UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 6, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2006, Smart CRM, Inc., a wholly-owned subsidiary of Smart Online, Inc., assigned a 70% interest in eight separate service contracts and a 50% interest in one service contract with total payables from customers over the lives of the contracts of $654,588 to a factor in exchange for $328,925. As a result of this arrangement, Smart CRM, Inc., will record a debt payable to the factor in the amount of $384,211, which will become due in monthly installments over a period of 44 months. The factoring agreement provides for a security interest in the equipment provided to customers, if such equipment is provided under the contracts. This debt will appear on Smart Online, Inc.'s consolidated balance sheet and will reduce the amount of future revenue Smart CRM, Inc. derives from these nine customer contracts. Approximately $42,900 of the proceeds will be used to pay off existing factor payables which will result in a corresponding decrease in debt payable. The remaining cash acquired from the factor will be used to fund current operations of Smart CRM, Inc. and Smart Online, Inc. Should any customer fail to make their scheduled payments, Smart CRM, Inc. will be liable to the factor for the full amount of the interest assigned to the factor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

March 9, 2006	By:	/s/ Michael Nouri

Name: Michael Nouri
Title: President and Chief Executive Officer